Exhibit 99.2

FortuNet, Inc. Announces 1st Quarter 2006 Financial Results

Las Vegas, Nevada-May 16, 2006-FortuNet, Inc. (NASDAQ:FNET) today announced its financial results for the quarter ended March 31, 2006.

For the quarter ending March 31, 2006, FortuNet recorded revenue of $3,978,783 compared to revenue of $3,890,212 for the quarter ending March 31, 2005, an increase of 2.3 percent. Gross profit for the quarter was $3,481,227, an increase of $234,437 over the gross profit of $3,277,790 recorded for the year-ago quarter. Gross margin increased to 87.5 percent for the current quarter compared to 84.3 percent for the year-ago quarter. We recorded $437,379 or $0.025 per diluted share of additional expense for non-cash compensation and $93,170 or $0.005 per diluted share of additional expense related to our new status as a public company compared to the year ago quarter, net income for the quarter was $190,599 or $0.02 per share, a decrease from $618,871 or $0.07 per share for the year-ago quarter.

Income from operations for the quarter ending March 31, 2006 decreased to $239,915 as compared to $927,697 for the year-ago quarter. This decrease in income was primarily due to increased operating expenses associated with being a public company including: consulting services provided by Spiegel Partners LLC (with a first quarter cost of $193,200), costs associated with the stock grants to certain of our executives (in the amount of $275,004) and stock grants to outside members of our board of directors (in the amount of $12,375). We expect to incur similar costs for Spiegel Partners LLC in the second quarter of 2006, and for one more month of the third quarter, but not thereafter. We also expect to incur similar costs for executive bonuses in the second quarter of 2006 but not thereafter. We will have similar costs for our directors’ compensation in each of the remaining quarters of 2006. We will also have costs associated with the grant to our employees of stock options to purchase 67,000 shares of our stock on April 1, 2006.

The increase in operating costs was also due in part to additional costs associated with becoming a public company in the amount of $93,170 that included director’s and officer’s insurance, license fees and additional auditing costs.

Litigation and other legal expenses increased to $130,897 from $29,564 for the year-ago quarter, an increase of $101,333 or 342.8 percent or $0.006 per diluted share.

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About FortuNet, Inc.

FortuNet is a Las Vegas-based and Nevada-licensed manufacturer of multi-game server-based gaming platforms. FortuNet’s gaming platforms include networks of both wireless and stationary player terminals, cashier-based point-of-sale terminals, self-service kiosks and central game file servers. FortuNet is a leader in the mobile bingo gaming device market with its fourth-generation wireless and stationary player terminals marketed under the BingoStar® brand name and intends to enter the emerging mobile gaming market in Nevada. Traditional casino games, such as keno, slots and poker, can be readily adapted to FortuNet’s gaming platform, which will be marketed under its WIN-WIN tm brand name.

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and are subject to numerous known and unknown risks and uncertainties, which could cause the company’s actual results to differ materially from those as indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements and should review the company’s filings with the Securities and Exchange Commission.

Investor Contact:
Jack Coronel
(702) 796-9090
jack@fortunet.com